EXHIBIT 99.1

2021 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 20, 2021, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies. The proposals are described in detail in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 9, 2021. The number of shares represented in person or by proxy at the Annual Meeting was 5,083,407 or 85.3% of the outstanding voting shares of the Company, which constituted a quorum. Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2022 Annual Meeting of Shareholders or until their successors are elected and qualified. The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Nicolas C. Anderson	4,464,511	37,053	581,843
Kimberly A. Box	4,482,964	18,600	581,843
Charles D. Fite	4,429,732	71,832	581,843
Jeffery Owensby	4,434,078	67,486	581,843
Julie A. Raney	4,452,854	48,710	581,843
William A. Robotham	4,450,546	51,018	581,843
David E. Ritchie, Jr.	4,472,262	29,332	581,843
Philip A. Wright	4,461,589	39,975	581,843

Proposal No. 2 — To ratify the selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
5,067,557	2,790	13,060

Proposal No. 3 — Advisory (Non-Binding) Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
3,971,121	69,085	461,358	581,843